EXHIBIT 99.1

IZEA, Inc.

Jennifer P. Brown

jenniferb@izea.com

248-376-8079

IZEA Provides Guidance for 2012, Annual Revenue Projected to Double

Annual profit margin expected to increase to 56-60% by year-end

Orlando, Fla. (May 9, 2012) - IZEA, Inc. (IZEA:OTCQB), the world leader in Social Media Sponsorship, today provided high-level guidance for its 2012 fiscal year. Revenue for the company is expected to double over fiscal year 2011 to $8.6 million, fueled by its May 2012 sales pipeline of $9.1 million that has increased by 50% since January 2012 and doubled since May last year.

“Our client base is expanding across multiple industry verticals,” said Ted Murphy, Founder and Chief Executive Officer of IZEA. “Our pipeline is growing at an average of eight percent month-over-month and we continue to see an increase in our conversion rate from pipeline to signed client. In the first quarter of this year we conducted campaigns for national and international brands such as S.C. Johnson & Son, Kraft, Walmart, Kia, Lenovo, Revlon and The Scotts MiracleGro Company.”

Factors fueling IZEA’s outlook include the success of its localized client development strategy through the addition of team members in New York City, Seattle and Dallas. Revenue from IZEA’s display advertising solution, IZEA Media, doubled from December 2011 to March 2012 and today has over 70 million monthly impressions. Further, IZEA continues to expand its celebrity network, with stars from the big screen to athletes on the field.

The company’s annual gross profit margin is expected to increase to 56-60%, up from 55% in 2011 and 52% in 2010. The company attributes the margin growth over the past three years to the unique value it provides to clients, optimization of existing platforms and increased demand for managed services.

“As an industry, social marketing continues to grow exponentially. With recent valuations assigned to high-profile acquisitions and upcoming IPOs, there is significant up-side still emerging,” said Ryan Schram, Chief Marketing Officer, IZEA. “This indicates marketers will continue to raise budgets for social and digital media in search of ways to create richer connections with their consumers. IZEA is at the center of this, connecting brands with top influencers who engage those target audiences.”

In the coming week, IZEA will formally unveil a new product designed to monetize sponsored photo and video posts to Twitter and Facebook. For the remainder of the 2012 fiscal year, IZEA will continue investing heavily in sales and marketing, with expected net losses ahead of investment through the year. The company expects to reach profitability in early 2013. IZEA plans to report Q1 2012 financial results on May 15.

Prospective investors who would like to learn more about IZEA can visit http://izea.com/investors/.

About IZEA

IZEA, Inc. is the world leader in social media sponsorship, operating multiple marketplaces including, WeReward, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media influencers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement

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